EXHIBIT 15.1

To the Board of Directors and Stockholders of

McMoRan Exploration Co.:

We are aware of the incorporation by reference in the proxy statement/prospectus, which is referred to and made part of this Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-185742) of Gulf Coast Ultra Deep Royalty Trust for the registration of Royalty Trust Units of our reports dated May 7, 2012, August 8, 2012, and November 2, 2012 relating to the unaudited condensed consolidated interim financial statements of McMoRan Exploration Co. that are included in its Forms 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012, respectively.

/s/ Ernst & Young LLP

New Orleans, Louisiana

February 8, 2013